Letterhead of
     David Groelinger
     Chief Financial Officer
     Riddell Sports Inc.
     900 Third Avenue, 27th Floor - New York, NY 10022
     (212) 826-4300  - FAX (212) 826-5006


May 2, 1997

Silver Oak Capital,, L.L.C.
c/o Angelo, Gordon & Co.
245 Park Avenue
New York, NY  10167


Dear Sir or Madam:


     Reference is made to that Note Purchase Agreement dated October 30, 1996 (the "Agreement") between you and the undersigned (the "Company"). Terms not defined herein shall have the meanings ascribed to them in the Agreement.

     As we have discussed, the Company desires to grant Incentive Stock Options to certain individuals (the "New Employees") to provide incentives for them to enter into employment agreements with the Company and/or its subsidiaries. As we also discussed, the Company desires additional flexibility to grant Incentive Stock Options from time to time in the future to existing officers, directors and key employees as well as to the New Employees to provide incentives for them to continue to provide services to the Company. As you know, Section 10.4 of the Agreement provides certain limitations on the Company's ability to grant Incentive Stock Options to its officers, directors and employees which may affect the Company's ability to grant the options discussed above. Accordingly, the Company is seeking to amend certain provisions of the Agreement to allow these grants, subject to the conditions set forth below.

     In this regard, this letter agreement will provide the following amendments to

Silver Oak Capital, L.L.C.
Page Two
May 2, 1997


the Agreement:

1.   The following sentences shall be added to the first paragraph of Section
10.4 of the Agreement:

          "Notwithstanding the foregoing, in connection with the hiring of New Employees by the Company or any of its Subsidiaries, the Company may grant to the New Employees Incentive Stock Options to acquire up to 950,000 shares of Common Stock in the aggregate without regard to the limitations on grants of options set forth in the immediately preceding paragraph. Further, no adjustment to the Conversion Price need be made pursuant to Section 14.4(e) as the result of granting any such options to New Employees with a per share exercise price less than the current market price on the date of grant unless the cumulative effect of any such adjustments and any other actual or hypothetical adjustments that would be made under Section 14.4(e) resulting from the Company's issuance of any shares of its Common Stock to any New Employee pursuant to the Merger Agreement at a per share price less than the current market price on the date of actual issuance (notwithstanding the terms of Section 14.4(e)) would require a decrease of at least $.05 per share to the Conversion Price."

2. Effective upon the reduction in the Conversion Price required to be effected pursuant to paragraph 3 of this letter agreement upon granting Incentive Stock Options to New Employees, the definition of "Cumulative Quota" in Section 10.4 shall be amended to provide in full as follows:

          "Cumulative Quota" shall mean with respect to each Contract Year, the number of shares of Common Stock set forth below:

               First Contract Year      250,000
               Second Contract Year     750,000
               Third Contract Year      1,250,000
               Fourth Contract Year     1,750,000
               Fifth Contract Year      2,250,000
               Sixth Contract Year      2,750,000
               Seventh Contract Year    3,500,000
               Eighth Contract Year     4,250,000"

3. A new sentence shall be added as the final sentence of Section 14.4(e) as follows:

Silver Oak Capital, L.L.C.
Page Three
May 2, 1997


     "Notwithstanding the foregoing, no adjustment to the Conversion Price need be made pursuant to this Section 14.4(e) as the result of (I) the grant of up to 950,000 options in the aggregate to New Employees with a per share exercise price less than the current market price on the date of grant or (ii) the Company's issuance of any shares of its Common Stock to any New Employee pursuant to the Merger Agreement at a per share price less than the current market price on the date of actual issuance (notwithstanding the terms of the last preceding sentence) unless the cumulative effect of any actual or hypothetical adjustments (I) and (ii) would require a decrease of at least $.05 per share to the Conversion Price."

4. The definition of "Conversion Price" shall be amended in full to provide as follows:

     "'Conversion Price' initially means $6.00 per share, provided however, that from and after the date that the Company grants any Incentive Stock Options to any New Employee, the Conversion Price shall be $5.3763 per share; provided further that in case an adjustment of the Conversion Price has taken place pursuant to the provisions of Section 14.4 hereof, then the Conversion Price shall be the price as last adjusted."

5.   Two new definitions shall be added to Schedule A as follows:

     "Merger Agreement" shall mean that Agreement and Plan of Merger by and among the Company, Varsity Spirit Corporation, and certain other parties named therein dated as of May __, 1997.

     "New Employees" shall mean individuals employed by Varsity Spirit Corporation on the date hereof.

     The amendments set forth herein shall be conditioned upon and (except as otherwise provided in paragraph 2 hereof) shall become effective upon the effective time of the Merger pursuant to the Merger Agreement pursuant to which it is intended that Varsity Spirit Corporation will become a Subsidiary of the Company.

Silver Oak Capital, L.L.C.
Page Four
May 2, 1997


     All other provisions of the Agreement shall remain unchanged and in full force and effect. If the foregoing is acceptable to you, please evidence your agreement to the aforestated amendments to the Agreement by signing below.

                                        Very truly yours,
                                        RIDDELL SPORTS INC.


                                        by:   DAVID GROELINGER
                                             --------------------
AGREED TO AND ACCEPTED THIS             its:  Executive Vice President
 2  DAY OF MAY 1997
---
SILVER OAK CAPITAL, L.L.C.


by:  MICHAEL GORDON
    -----------------
its: